Exhibit 5.1

May 8, 2019

United Rentals, Inc.,

100 First Stamford Place, Suite 700,

Stamford, Connecticut 06902.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 2,550,000 shares (the “Securities”) of Common Stock, par value $0.01 per share, of United Rentals, Inc., a Delaware corporation (the “Company”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Securities to be issued or delivered pursuant to the United Rentals, Inc. 2019 Long Term Incentive Plan (the “Plan”), you have requested my opinion set forth below.

In my capacity as counsel, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is my opinion that, when the Registration Statement has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s certificate of incorporation, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the Plan, the Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I express no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Craig Pintoff